Exhibit 10.14

February 25, 2009

Paul Reilly
8301 Tallahassee Drive NE
St. Petersburg, FL  33702

Dear Paul,

I’m delighted, both personally and from a business perspective, that we have agreed on the major terms of an agreement to employ you as a member of our senior management team, specifically as my heir apparent as CEO.  It is my intention, as we have discussed, to relinquish to you the CEO title and CEO’s duties one year following the date you join us.  Obviously, that will be subject to the approval of the Board at that time, although I don’t foresee any problems.  I expect you to begin your employment here on May 1, 2009, at which time I will remain as Chairman and CEO.  The start date may vary depending on your bonus situation.  We anticipate announcing publically your decision to join Raymond James after the market closes on Monday, March 2, 2009.

Since Raymond James doesn’t utilize employment agreements for its senior managers, this letter is intended to summarize the major points of your employment which follow:

1.	Your initial title will be President of Raymond James Financial, Inc (“RJF”). You will remain a director of RJF, albeit non-independent.

2.	Your initial annualized base salary will be $400,000 per annum ($16,666.67 paid semi-monthly).

3.
You will be guaranteed a minimum bonus at the rate of $1.5 million, to be awarded on a pro-rata basis for the number of months employed during the current fiscal year.  Since we may be changing fiscal year ends for bank holding company purposes that may be based on a September or December year end (5 or 8 months respectively).  For the first full fiscal year, you will also be guaranteed a minimum bonus of $1.5 million.  At or before the end of that period, you will be compensated on a formula basis reflecting your current responsibilities as determined by the RJF Board of Directors Corporate Governance, Nominating and Compensation Committee. You shall be paid the guaranteed minimum bonuses outlined above in the event your employment is terminated for any reason other than Cause prior to the end of the first full fiscal year.  "Cause" shall mean: (i) the commission of a felony or a crime or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to RJF or any of its customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by myself or RJF’s Board of Directors, (iii) gross negligence or willful misconduct with respect to RJF, or (iv) any other material breach of this agreement.  All performance reviews will correspond to normal policies and you will report to me until the CEO title is transferred.

4.
You will be awarded 250,000 shares of restricted common stock of Raymond James Financial on your starting date at the price on that date, which will vest 30% on the first anniversary or immediately in the event you do not accede to the position of CEO, 30% on the third anniversary, 20% on the fourth anniversary and the remaining 20% on the fifth anniversary of your starting date.

5.
Subject to the timing of eligibility you will be able to participate in our group health, disability and life insurance plans, the Profit Sharing Trust, Employee Stock Ownership Plan, Employee Stock Purchase Plan and 401(k) Plan as well as the Long Term Incentive Plan.  All other Raymond James benefits will be applicable under our employment policies.

6.
Pursuant to the company’s Drug Free Workplace Policy, you will be required to submit to a pre-hire drug screening upon acceptance of this offer.  This offer is contingent upon a satisfactory result.  In the event that your employment begins pending the results of your drug screen, a positive result will be grounds for termination.

7.
As with all other Raymond James employees, you will be subject to the terms and conditions outlined in the Employee Handbook and all departmental and company policies and procedures, any of which may be revised during your employment with the firm.  Please carefully review the Employee Handbook and all departmental and company policies upon the commencement of your employment with Raymond James.

8.
As with all Raymond James employees, your employment will be an “at will” relationship.  This signifies that either party may terminate the relationship at any time if the arrangement becomes less than satisfactory.  The “at will” doctrine and many other important policies and procedures, which will govern your employment and the above terms, are set forth in the RJ Employee Handbook.

9.	As an exception to the above, you will be eligible for five weeks of paid vacation beginning in the first year.

I’m extremely excited about the opportunity to work with you and I’m sure that Raymond James will prosper under your leadership in the future.  If you have questions or have additional terms to discuss, I stand ready to meet and resolve any issues.

Best Regards,

                                /s/ Thomas A. James
Thomas A James
Chairman and CEO

Acknowledged and Accepted:

/s/ Paul Reilly                       2/25/09
Paul Reilly                                                                Date

TAJ/sak